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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:                                            TRADED: NYSE
                                                                    SYMBOL:  ELK

Richard J. Rosebery, Vice Chairman
and Chief Financial Officer
(972) 851-0510

PRESS RELEASE
FOR IMMEDIATE RELEASE


                         ELCOR BOOSTS CASH DIVIDEND 16.7%;
                     ANNOUNCES NEW STOCK REPURCHASE PROGRAM


DALLAS, TEXAS, September 28, 1998 . . . . Elcor Corporation (NYSE: ELK)
announced that its Board of Directors today boosted the regular quarterly cash dividend rate by 16.7% to $.07 per share from $.06 per share. The new $.07 per share regular quarterly cash dividend will be payable November 10, 1998, to shareholders of record October 15, 1998.

Elcor also announced that its Board of Directors today authorized the repurchase of up to $10 million of its common stock from time to time in the open market in accordance with SEC Rule 10b-18. Based on Elcor's current price on the New York Stock Exchange, the repurchase could involve about 460,000 shares, or about 3.5% of its 13,114,000 shares of common stock outstanding at the September 8, 1998 record date for its annual shareholders meeting.

Commenting on the Board's action, Harold K. Work, Elcor's Chairman, President and Chief Executive Officer, said, "As we are moving forward to successfully improve our strategic leadership positions in both the Roofing Products and Industrial Products business segments, we are pleased to reward our shareholders for their support. Our fiscal year ending June 30, 1998 performance reflects the success of our efforts as net income rose 49% to $18.3 million, or $1.36 per diluted share, from $12.3 million, or $.92 per diluted share, last year. Further, we believe the investments we have made and are continuing to make provide Elcor with the potential to more than double earnings over the next three years and to continue strong growth in the new millennium," he concluded.



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Richard J. Rosebery, Elcor's Vice Chairman and Chief Financial Officer, said,
"In view of Elcor's strong financial position, favorable outlook, and current stock price, we believe that repurchase of our shares represents an attractive investment opportunity for the company. Repurchased shares will be used for general corporate purposes, including employee stock compensation and benefit plans.

"The increase in the cash dividend and the new authorization to repurchase stock reflect the Board's confidence in the outlook for strong growth in sales and earnings in the years ahead. Further, the repurchase of shares over a period of time should improve earnings per share and return on shareholders' equity," he concluded.

The current declaration represents the company's 75th quarterly cash dividend paid on its common stock.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, except for the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including, but not limited to its Form 8-K dated September 28, 1998, and its Form 10-K for the year ended June 30, 1998.

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Elcor, through its subsidiaries, manufactures roofing products and industrial products. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing products facilities are located in Tuscaloosa, Alabama; Shafter, California; Dallas and Ennis, Texas. Its industrial products facilities are located in Cleveland, Ohio; Dallas, Lufkin, and Midland, Texas.